Exhibit 99.1

News Release

NETGEAR® PROVIDES PRELIMINARY FOURTH QUARTER FINANCIAL

RESULTS

SAN JOSE, Calif. – January 31, 2024 – NETGEAR, Inc., (NASDAQ: NTGR), today reported certain preliminary financial results for its fourth fiscal quarter ended December 31, 2023. NETGEAR will announce full results for the fourth quarter on February 7, 2024.

NETGEAR currently expects net revenue for the fourth quarter of 2023 to be between $179 million and $189 million, compared to prior guidance of $175 million to $190 million for the fourth quarter of 2023. The Company continued to experience strong underlying demand in the premium portion of its CHP product portfolio, riding on the success of its Orbi WiFi 7 launch which continued through the holiday season. The Company is also encouraged that its retail channel partners maintained their inventory positions as expected. The Company continued to work with its SMB channel partners to optimize their inventory carrying levels. The uncertain macro environment created by high interest rates, geopolitical tensions, and stagnant GDP growth in certain markets continued to weigh on the Company’s SMB business as expected.

GAAP operating margin for the fourth quarter of 2023 is expected to be between (3.0)% and (1.5)%, compared to prior guidance of (4.4)% to (1.4)%. Non-GAAP operating margin for the fourth quarter of 2023 is expected to be between 0% and 1.5%, compared to prior guidance of (2.0)% to 1.0%. The increased mix of the Company’s premium products within its CHP business, coupled with SMB revenues, which carry higher margins, remaining in line with Q3 performance, positively impacted the Company’s operating margin performance relative to its expectations last October. Additionally, the GAAP tax expense is expected to be in the range of $1 million to $2 million, which is in line with the prior guidance, and the non-GAAP tax expense is expected to be in the range of $1.5 million to $2.5 million, compared to prior guidance of $0 to $1 million for the fourth quarter of 2023.

A reconciliation between each of NETGEAR’s operating margin rate and NETGEAR's tax expense, on a GAAP and non-GAAP basis is provided in the following table:

	Three months ending
	December 31, 2023
(in millions, except for percentage data)	Operating Margin Rate	Tax Expense (Benefit)

GAAP	(3.0)% - (1.5)%	$1.0 - $2.0
Estimated adjustments for[1]:
Stock-based compensation expense	2.3%	-
Restructuring and other charges	0.7%	-
Non-GAAP tax adjustments	-	$0.5
Non-GAAP	0.0% - 1.5%	$1.5-$2.5

1 Operating margin rate does not include estimates for any currently unknown income and expense items which, by their nature, could arise late in a quarter, including: litigation reserves, net; acquisition-related charges; impairment charges; restructuring and other charges. New material income and expense items such as these could have a significant effect on our guidance and future GAAP results.

NETGEAR will release its full financial results for the fourth quarter and full year 2023 after the close of trading on February 7, 2024. Management will host a conference call on February 7, 2024 at 5 p.m. ET (2 p.m. PT) to review the results.

About NETGEAR, Inc.

For more than 25 years, NETGEAR® (NASDAQ: NTGR) has been the innovative leader in connecting the world to the internet with advanced networking technologies for homes, businesses and service providers around the world. As staying connected has become more important than ever, NETGEAR delivers award-winning network solutions for remote work, distance learning, ultra high def streaming, online game play and more. To enable people to collaborate and connect to a world of information and entertainment, NETGEAR is dedicated to providing a range of connected solutions. From ultra-premium Orbi Mesh WiFi systems and high performance Nighthawk routers, to high-speed cable modems and 5G mobile wireless products to cloud-based subscription services for network management and security, to smart networking products and Video over Ethernet for Pro AV applications, NETGEAR keeps you connected. NETGEAR is headquartered in San Jose, California. Learn more on the NETGEAR Investor Page or by calling (408) 907-8000. Connect with NETGEAR: Twitter, Facebook, Instagram, LinkedIn and the NETGEAR blog at NETGEAR.com.

Source: NETGEAR – F

© 2024 NETGEAR, Inc. NETGEAR and the NETGEAR logo are trademarks or registered trademarks of NETGEAR, Inc. and its affiliates in the United States and/or other countries. Other brand and product names are trademarks or registered trademarks of their respective holders. The information contained herein is subject to change without notice. NETGEAR shall not be liable for technical or editorial errors or omissions contained herein. All rights reserved.

Contact:

NETGEAR Investor Relations

Erik Bylin

investors@netgear.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for NETGEAR, Inc.:

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. The words “anticipate,” “expect,” “believe,” “will,” “may,” “should,” “estimate,” “project,” “outlook,” “forecast” or other similar words are used to identify such forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include, but are not limited to, the Company’s estimates of future revenues and earnings. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to be materially different from the historical results and/or from any future results or outcomes expressed or implied by such forward-looking statements. Such factors include, among others, the Company’s completion of its fourth quarter financial close processes, including without limitation its tax expense. Such factors are further addressed in the Company’s Quarterly Report on Form 10-Q for the period ended October 1, 2023 and such other documents as are filed with the Securities and Exchange Commission from time to time (available at www.sec.gov). The Company assumes no obligation, except as required by law, to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Non-GAAP Financial Information:

To supplement our unaudited selected financial data presented on a basis consistent with Generally Accepted Accounting Principles (“GAAP”), we disclose certain non-GAAP financial measures that exclude certain charges, including non-GAAP gross profit, non-GAAP gross margin, non-GAAP research and development, non-GAAP sales and marketing, non-GAAP general and administrative, non-GAAP other operating expenses, net, non-GAAP total operating expenses, non-GAAP operating income (loss), non-GAAP operating margin, non-GAAP other income (expenses), net, non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share. These supplemental measures exclude adjustments for amortization of intangibles, stock-based compensation expense, goodwill impairment, intangibles impairment, restructuring and other charges, litigation reserves, net, gain/loss on investments, net, gain on litigation settlements, and adjust for effects related to non-GAAP tax adjustments. These non-GAAP measures are not in accordance with or an alternative for GAAP, and may be different from non-GAAP measures used by other companies. We believe that these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. We compensate for the limitations of non-GAAP financial measures by relying upon GAAP results to gain a complete picture of our performance.

In calculating non-GAAP financial measures, we exclude certain items to facilitate a review of the comparability of our operating performance on a period-to-period basis because such items are not, in our view, related to our ongoing operational performance. We use non-GAAP measures to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. In addition, management’s incentive compensation is determined using certain non-GAAP measures. Since we find these measures to be useful, we believe that investors benefit from seeing results “through the eyes” of management in addition to seeing GAAP results. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by offering:

• the ability to make more meaningful period-to-period comparisons of our on-going operating results;

• the ability to better identify trends in our underlying business and perform related trend analyses;

• a better understanding of how management plans and measures our underlying business; and

• an easier way to compare our operating results against analyst financial models and operating results of competitors that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of the adjustments that we incorporate into non-GAAP measures, as well as the reasons for excluding them in the reconciliations of these non-GAAP financial measures:

Amortization of intangibles consists primarily of non-cash charges that can be impacted by, among other things, the timing and magnitude of acquisitions. We consider our operating results without these charges when evaluating our ongoing performance and forecasting our earnings trends, and therefore exclude such charges when presenting non-GAAP financial measures. We believe that the assessment of our operations excluding these costs is relevant to our assessment of internal operations and comparisons to the performance of our competitors.

Stock-based compensation expense consists of non-cash charges for the estimated fair value of stock options, restricted stock units, performance shares and shares under the employee stock purchase plan granted to employees. We believe that the exclusion of these charges provides for more accurate comparisons of our operating results to peer companies due to the varying available valuation methodologies, subjective assumptions and the variety of award types. In addition, we believe it is useful to investors to understand the specific impact stock-based compensation expense has on our operating results.

Other items consist of certain items that are the result of either unique or unplanned events, including, when applicable: goodwill impairment, intangibles impairment, restructuring and other charges, litigation reserves, net, gain on litigation settlements, and gain/loss on investments, net. It is difficult to predict the occurrence or estimate the amount or timing of these items in advance. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our on-going operations with prior and future periods. The amounts result from events that often arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Therefore, the amounts do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred.

Non-GAAP tax adjustments consist of adjustments that we incorporate into non-GAAP measures in order to provide a more meaningful measure on non-GAAP net income (loss). We believe providing financial information with and without the income tax effects relating to our non-GAAP financial measures, as well as adjustments for valuation allowances on deferred tax assets, provides our management and users of the financial statements with better clarity regarding both current period performance and the on-going performance of our business. Non-GAAP income tax expense (benefit) is computed on a current and deferred basis with non-GAAP income (loss) consistent with use of non-GAAP income (loss) as a performance measure. The Non-GAAP tax provision (benefit) is calculated by adjusting the GAAP tax provision (benefit) for the impact of the non-GAAP adjustments, with specific tax provisions such as state income tax and Base-erosion and Anti-Abuse Tax recomputed on a non-GAAP basis, as well as adjustments for valuation allowances on deferred tax assets. The tax valuation allowance is a non-cash adjustment primarily reflecting our expectations of, and assumptions as to, future operating results and applicable tax laws, that are not directly attributable to the current quarter’s operating performance. For interim periods, the non-GAAP income tax provision (benefit) is calculated based on the forecasted annual non-GAAP tax rate before discrete items and adjusted for interim discrete items.